Exhibit 10.2

OLED TECHNOLOGY LICENSE AND TECHNICAL ASSISTANCE AGREEMENT

THIS OLED TECHNOLOGY LICENSE AND TECHNICAL ASSISTANCE AGREEMENT (this “Agreement”) is entered into by and between Kyocera Corporation, a Japanese corporation with a place of business 6 Takeda Tobadono-Cho, Fushimi-ku, Kyoto 612-8501, Japan (“Kyocera”), and Universal Display Corporation, a Pennsylvania corporation with a place of business at 375 Phillips Blvd, Ewing, New Jersey 08618, U.S.A. (“Universal Display”).

BACKGROUND

WHEREAS, Universal Display has rights in certain patents and possesses certain know-how concerning Organic Light Emitting Devices; and

WHEREAS, Kyocera desires to obtain license rights to practice under these patents and to use this know-how on the terms and conditions set forth herein; and

WHEREAS, Kyocera desires to have an option to make this Agreement effective on certain conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, each of Kyocera and Universal Display hereby agrees as follows:

AGREEMENT

Article 1 Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used this Agreement.

1.1 “Affiliate” means a corporation, partnership, trust or other entity that directly or indirectly (through one or more intermediates) controls, is controlled by or is under common control with the party in question.  For such purposes, “control,” “controlled by” and “under common control with” shall mean the ability to make, or participate meaningfully in the making of, business decisions on behalf of the relevant entity and/or such party, as applicable.  “Control” shall be presumed where the party in question owns fifty percent (50%) or more of the voting or other similar interests in the relevant entity.

1.2 “Confidential Items” shall have the meaning set forth in Section 7.2 below.

1.3 “Existing Universal Display Patents” means all patents and patent applications owned by Universal Display, or that Universal Display has the right to license to Kyocera hereunder, which patents or patent applications specifically claim or cover an OLED Module made by a Permitted Process, and which patents or patent applications have already been filed anywhere in the world as of the Effective Date, as well as its PCT patent application and all

Universal Display/Kyocera Confidential

1.4 foreign patent applications corresponding thereto, all issued, granted, allowed or registered patents corresponding to such patent applications, and any corresponding family member of that these patent applications, including divisions, reissues, renewals, reexaminations, extensions, continuations, or continuations-in-part thereof, including, but not limited to, the patents and patent applications listed in Exhibit A.

1.5 “Improvements” means all inventions, discoveries, information and materials, patentable or unpatentable, that are enhancements or improvements to, or modifications or derivative works of, the Universal Display Technology.

1.6 “Joint Improvements” means Improvements that are first conceived, developed or reduced to practice during the Term jointly by personnel of Kyocera and Universal Display, or by either of their personnel without any inventive contribution by the other party’s personnel but based on their use of the other party’s Confidential Items.

1.7 “Know-How” means unpatented technical information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items of a trade secret or confidential nature.

1.8 “Kyocera Improvements” means Improvements that are first conceived, developed or reduced to practice during the Term by personnel of Kyocera without any inventive contribution by personnel of Universal Display or the use of any Universal Display Confidential Items.

1.9 “Licensed Product” means an OLED Module that is made using a Permitted Process, or any product or part thereof that incorporates such an OLED Module, which OLED Module (a) is covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent; (b) is manufactured using a process that is covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent; and/or (c) is manufactured using any of the Universal Display Know-How.

1.10 “Lighting” means usage for general illumination or as specialty lighting source, such as backlighting for LCD displays and consumer electronics, aviation or automotive lighting, and mood lighting in public or private buildings.

1.11 “Net Sales Revenue”

1.11.1 For Licensed Products that are OLED Modules sold to non-Affiliated third parties, “Net Sales Revenue” means the gross amount invoiced or received, whichever occurs sooner, on account thereof, less (a) applicable sales and other similar taxes and customs clearance fees to the extent actually collected and remitted to the appropriate taxing or customs authorities; (b) shipping charges to the extent separately itemized on the customer invoice and actually paid to third-party carriers; (c) insurance costs to the extent separately itemized on the customer invoice and actually paid or accrued for such purpose; and (d) refunds or credits actually given to third parties for returned or defective items.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  If the

Universal Display/Kyocera Confidential

1.11.2 OLED Module is sold or otherwise transferred for consideration other than solely cash, “Net Sales Revenue” means the average selling price at which OLED Modules of similar kind and quantity are being offered for sale to non-Affiliated third parties at such time, or if no such selling price is available, the fair market value of such OLED Modules.  As used in this Section 1.10, the “selling price” shall be the amount calculated according to the first two sentences of this subsection.

1.11.3 For Licensed Products that are OLED Modules sold or otherwise transferred to Kyocera Affiliates, “Net Sales Revenue” means the transfer price utilized by Kyocera for such intercompany sale or transfer, including all commissions and other amounts payable in connection therewith, but less the various permitted deductions under (a) through (d) of subsection 1.10.1 above to the extent such amounts are actually included in the transfer price, as shown by appropriate invoices or other similar documentation; provided, however, [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.11.4 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.11.5 For Licensed Products that are not themselves OLED Modules, but that incorporate one or more OLED Modules (e.g., a display component that includes items in addition to those specified under the OLED Module definition), which Licensed Products are sold or otherwise transferred to third parties, “Net Sales Revenue” would be calculated in the same manner as for OLED Modules according to subsection 1.10.1 or 1.10.2 or 1.10.3 above, whichever is applicable, except that “Net Sales Revenue” would only include that portion of the sales or transfer price which is fairly attributable to the OLED Module(s) incorporated in such Licensed Products.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Any applicable deductions and commissions from the selling price of the Licensed Product per subsection 1.10.1 above shall also be limited to only those portions of such deductions and commissions which are fairly attributable to the OLED Module(s) incorporated in such Licensed Products.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.11.6 If either party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the fair market value of any OLED Modules being sold or otherwise transferred (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein), the parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to such OLED Modules.

1.12 “OLED” or “Organic Light Emitting Device” means a device consisting of two or more electrodes, at least one of which is transparent, together with one or more chemical substances deposited between these two electrodes, at least one of which is an organic or organometallic material, which device emits light when a voltage is applied across the electrodes.

Universal Display/Kyocera Confidential

1.13 “OLED Module” means a device designed for use in active matrix flat panel OLED display applications (which expressly exclude applications for Signage and Lighting), which device has (1) an OLED, a Permitted Substrate supporting the OLED, an active matrix backplane, encapsulation components, such filters, polarizers and other display optics as may be used to enhance or modify the color, contrast or other visual properties of the device (collectively, an “Active Matrix OLED Panel”); and (2) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.14 “Permitted Processes” means a deposition process wherein the Phosphorescent Material in the OLED emissive layer is deposited through “dry” processing methods, such as vacuum thermal evaporation, but excluding [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

1.15 “Permitted Substrate” means (a) a silicate-containing inorganic material of sufficient thickness to support an OLED, which material fractures or substantially and irreversibly deforms upon being bent to a radius of curvature of 50 cm or less, and/or (b) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.16 “Phosphorescent Material” means an organometallic or other organic material that, when used in the emissive layer of an OLED, emits radiation from a triplet excited state or enhances the emission of radiation through phosphorescent sensitization.

1.17 “Signage” means usage for advertising or in informational products, such as billboards, exit signs and digital clocks or watches, wherein the product emits light to produce predetermined images or shapes such as numbers, letters or pictures.

1.18 “Term” shall have the meaning set forth in Section 9.1 below.

1.19 “Universal Display Know-How” means all Know-How of Universal Display relating to the practice of inventions claimed in the Universal Display Patents, which Know-How may be included in Confidential Items of Universal Display.

1.20 “Universal Display Improvements” means Improvements that are first conceived, developed or reduced to practice during the Term by personnel of Universal Display without any inventive contribution by personnel of Kyocera or the use of any Kyocera Confidential Items.

1.21 “Universal Display Patents” means all Existing Universal Display Patents.

1.22 “Universal Display Technology” means the Universal Display Patents and the Universal Display Know-How.

1.23 “Valid Claim” means a claim of a Universal Display Patent, which claim has neither expired nor been finally held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

1.24 “Effective Date” shall have the meaning set forth in Article 11 below.

Universal Display/Kyocera Confidential

1.25 License Rights

1.26 Grant of License to Kyocera.  Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Kyocera a worldwide, royalty-bearing, non-exclusive and non-transferable (except in connection with a permitted transfer or assignment of this Agreement as a whole) license, without rights to sublicense, under the Universal Display Patents, and to use the Universal Display Know-How, solely to manufacture (but not have manufactured), sell, offer for sale, use, export, import and otherwise dispose of Licensed Products.

1.27 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.28 Permitted Sublicensees.  Kyocera shall be permitted to grant sublicenses of the foregoing license rights under Sections 2.1 and 2.2 above solely to its Permitted Sublicensees, provided that (a) each such sublicense shall be pursuant to a written agreement between Kyocera and the Permitted Sublicensee, which written agreement shall obligate the Permitted Sublicensee to abide by the scope of license and other provisions of this Agreement that are applicable to Permitted Sublicensees; (b) in addition to its other rights or remedies hereunder, Universal Display shall be expressly identified in the written sublicense agreement as a third-party beneficiary thereof, entitled to enforce the scope of license and other applicable provisions of this Agreement directly against the Permitted Sublicensee; (c) Kyocera shall identify the name and business address of each such Permitted Sublicensee to Universal Display in writing promptly following its entry into a written sublicense agreement with the Permitted Sublicensee; and (d) Kyocera shall use its best efforts to cause each Permitted Sublicensee abide by the scope of license and other applicable provisions of this Agreement.  As used herein, “Permitted Sublicensees” shall be limited to direct or indirect wholly-owned subsidiaries of Kyocera or its parent corporation, which entities do not have, and are not Affiliates of entities (other than Kyocera) that have, their own OLED programs.  Such entities shall be Permitted Sublicensees only for so long as they continue to satisfy the foregoing requirements.

1.29 Non-Assert of Universal Display Patents.  In addition to the licenses granted hereabove, Universal Display agrees that it shall not assert, nor cause or permit any of its Affiliates to assert, any Universal Display Patent against Kyocera, its Affiliates, or their customers based solely on (1) Kyocera’s or its Affiliates’ manufacture of any Licensed Products made prior to [The confidential material contained herein has been omitted and has been separately filed with the Commission.]; or (2) the past, present or future import, export, use, operation, lease, offer to sell, sale or other disposition of any Licensed Products made by Kyocera or its Affiliates prior to [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  Universal Display further agrees that it shall not assert, nor cause or permit any of its Affiliates to assert, any Universal Display Patent against Kyocera, its Affiliates, or their customers based solely on Kyocera’s or its Affiliates’ sale or other disposition or use of any Licensed Product made after [The confidential material contained herein has been omitted and has been separately filed with the Commission.], provided that Kyocera has paid, or is committed to pay, a royalty to Universal Display hereunder on account of such sale or other disposition.

Universal Display/Kyocera Confidential

1.30 No Rights Respecting OLED Chemicals.  Nothing in this Agreement shall be construed as authorizing or otherwise permitting Kyocera, or any third party claiming through Kyocera, to practice under any Universal Display Patents, or to use any Universal Display Know-How, for purposes of manufacturing Phosphorescent Materials or other OLED chemicals, or having Phosphorescent Materials or other OLED chemicals manufactured for Kyocera or on Kyocera’s behalf.  Kyocera shall not manufacture Licensed Products hereunder using any Phosphorescent Materials or other OLED chemicals that Kyocera knows or has reason to know are being made for or sold to Kyocera without appropriate license rights having been obtained from Universal Display.

1.31 No Rights Respecting OLED Manufacturing Equipment.  Nothing in this Agreement shall be construed as authorizing or otherwise permitting Kyocera, or any third party claiming through Kyocera, to practice under any Universal Display Patents, or to use any Universal Display Know-How, for purposes of selling to any third party, or enabling its Affiliates or others to sell to any third party, any manufacturing equipment or machinery used to produce an OLED (i.e., internal use of such equipment or machinery within the scope of the license rights granted above is permitted).

1.32 Acknowledgement of Derivative Rights.  Kyocera acknowledges that certain of the Universal Display Patents and the Universal Display Know-How is licensed by Universal Display from the Trustees of Princeton University (“Princeton”), the University of Southern California (“USC”), the University of Michigan (“Michigan”) and Motorola, Inc. (“Motorola”), and, therefore, that Kyocera’s license rights under this Agreement with respect to such Universal Display Patents and Universal Display Know-How are subject to the reserved rights of and obligations to such third parties under their license agreements with Universal Display.  Kyocera further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors.  Universal Display hereby covenants to Kyocera that: (a) Universal Display shall comply in all material respects with the terms of its license agreements with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Kyocera’s exercise of license rights granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Kyocera to such third-party licensors or the U.S. Government on account of Kyocera’s practice under the Universal Display Patents or use of the Universal Display Know-How as contemplated hereunder.  Nothing herein shall be construed as limiting or restricting the reserved rights of or obligations to Universal Display’s third-party licensors or the U.S. Government with respect to such Universal Display Patents and Universal Display Know-How.  Upon Kyocera’s request, Universal Display will provided Kyocera with copies (which may be reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of such of Universal Display’s agreements with such third-party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.

1.33 Reservation of Rights.  Except for the license rights expressly granted to Kyocera under this Article 2, all rights to practice under the Universal Display Patents and to use the Universal Display Know-How are reserved unto Universal Display and its licensors.  All rights

Universal Display/Kyocera Confidential

1.34 to practice under any patents claiming Kyocera Improvements are reserved unto Kyocera.  No implied rights or licenses to practice under any patents or to utilize any unpatented inventions, Know-How or technical information of either party are granted to the other party hereunder.

Article 2 Technical Assistance and Improvements

2.1 Acknowledgement of Previous Technical Assistance.  Both parties acknowledge and agree that Universal Display has been providing Kyocera with technical assistance to enable Kyocera to understand and utilize the Universal Display Technology since the parties entered into an Evaluation Agreement effective as of March 1, 2006.  Such technical assistance has taken the form of [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

2.2 Commitment to Provide Future Technical Assistance.  To the extent it has the right to do so, Universal Display shall continue to provide Kyocera with such technical assistance as Universal Display determines, or as Kyocera reasonably indicates, would be useful in connection with Kyocera’s design, manufacture and/or sale of Licensed Products as permitted hereunder.  This technical assistance shall continue in such manner as it has previously been provided by Universal Display, as described in greater detail in Section 3.1 above, and shall also include facility visits as described in greater detail in Section 3.3 below.

2.3 Facility Visits.  Upon Kyocera’s request, Universal Display shall permit a reasonable number of personnel of Kyocera to visit and receive reasonable technical assistance at Universal Display’s OLED facility in Ewing, New Jersey.  The scope and frequency of such activities shall be as mutually determined by the parties in good faith.  All Kyocera personnel visiting Universal Display’s facility in Ewing, New Jersey shall be required to abide by Universal Display’s then-standard policies for visitors.

2.4 Ownership of Improvements.  As between the parties, all Universal Display Improvements, including any patents thereon or copyrights therein, shall be owned solely by Universal Display, and all Kyocera Improvements, including any patents thereon or copyrights therein, shall be owned solely by Kyocera.  As between the parties, all Joint Improvements, including any patents thereon or copyrights therein, shall be owned jointly by both parties, with neither party having any obligation of accounting to the other in relation to its practice, use or other exploitation thereof.  Each party shall promptly disclose to the other, in writing, any Joint Improvement with respect to which such party desires to file a patent application, but otherwise no disclosure of Joint Improvements is required.  Promptly following any such disclosure, the parties shall in good faith discuss and agree upon procedures respecting the filing and prosecution of such patent application and the maintenance and enforcement of any patents issued thereon.

2.5 Further Assurances.  Upon either party’s written request, the other party shall execute and deliver to the requesting party all instruments and other documents relating to Joint Improvements, and shall take such other actions as may be necessary or reasonably requested, so that the requesting party may secure, protect or enforce its rights therein.

Universal Display/Kyocera Confidential

2.6 Export Control.  Each party shall comply with all obligations under applicable law to control access to technical data under the U.S. Export Laws and Regulations, or any foreign counterparts thereof, and shall adhere to such laws and regulations in handling and disclosing any technical information provided or received by it under this Agreement.

Article 3 Patent Matters, Attribution and Samples

3.1 Patent Validity.  To the extent permitted by law, Kyocera shall not, and shall use its best efforts to ensure that its Affiliates do not, challenge or oppose, or assist others in challenging or opposing, the issuance, validity or enforceability of any of the Universal Display Patents.  Should Kyocera or any of its Affiliates so challenge or oppose, or assist others in challenging or opposing, any of the Universal Display Patents, Kyocera shall reimburse Universal Display for all attorneys’ fees, costs and out-of-pocket expenses incurred by Universal Display in resisting and responding to such challenge or opposition in the event the challenge or opposition is fully or substantially unsuccessful.  The foregoing shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including an action for the recovery of damages.

3.2 Patent Marking.  Upon Universal Display’s request and without incurring any excessive additional expense, Kyocera shall apply or cause to be applied to all Licensed Products as sold or otherwise distributed by Kyocera, or at Kyocera’s option to the packaging for such Licensed Products, [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in order to fully protect their rights and interests therein under the laws of the countries in which such Licensed Products are or are likely to be marketed, sold or used.

3.3 Attribution.  With respect to any Licensed Product that would, but for the license granted hereunder, infringe the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] patents being sublicensed to Kyocera, Kyocera shall, upon Universal Display’s request and without incurring any excessive additional expense, ensure that all such Licensed Products are marked on an exposed surface with such of the following notices as are requested in writing [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  When such a notice would not be reasonably and customarily applied to the Licensed Products, it shall instead appear prominently on the packaging for the Licensed Products as sold or otherwise distributed by Kyocera, or in data sheets or other literature accompanying such Licensed Products.

3.4 Non-Use of Certain Names.  Kyocera shall not use the names of Princeton, USC or Michigan in connection with any products, promotion or advertising without the prior consent of Princeton, USC or Michigan, as applicable, except to the extent reasonably required by law.  Notwithstanding the foregoing sentence, Kyocera may state that its license rights hereunder are derivative of rights granted by Princeton, USC and Michigan to Universal Display under the license agreement among them.

3.5 Samples.  Upon Universal Display’s request [The confidential material contained herein has been omitted and has been separately filed with the Commission.], Kyocera shall

Universal Display/Kyocera Confidential

3.6 supply Universal Display with a minimum of two (2) samples of each Licensed Product that Kyocera or its Affiliates offer for sale to third parties.  Universal Display shall limit its requests for such samples to a reasonable number of Licensed Products and Kyocera shall supply such samples promptly following the Licensed Product being released for public sale.  Universal Display agrees to use such samples only (a) to verify compliance by Kyocera with the terms of the license grant hereunder, and (b) for promotional purposes such as in displays at shareholder meetings, industry conferences or other similar venues.

Article 4 Consideration

4.1 Upfront Fees.  In partial consideration of the license rights granted and technical assistance provided and to be provided by Universal Display hereunder, Kyocera shall pay to Universal Display the upfront fees specified in Exhibit B hereto.  Said upfront fees are due and payable on the date(s) specified in Exhibit B hereto.  All such fees are non-refundable and shall be in addition to any running royalties payable hereunder, except as may otherwise be expressly stated in Exhibit B.

4.2 Royalties.  In further consideration of the license rights granted by Universal Display hereunder, Kyocera shall pay to Universal Display running royalties at the rates specified in Exhibit B hereto on account of Net Sales Revenue from Kyocera’s and its Affiliates’ sales or other disposition or usage of Licensed Products, as set forth in subsections 5.2.1 through 5.2.3 below.

4.2.1 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.2.2 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.2.3 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.2.4 Both parties acknowledge and agree that the royalty rates and the methods by which they are to be calculated and paid have been determined through arms length negotiations between the parties and that such rates and methods are reasonable and appropriate notwithstanding whether and to what extent any of the Universal Display Patents have been issued, granted, allowed or registered, or have expired, in any particular country in which Licensed Products are made, sold or used.

4.2.5 No multiple royalties shall be due because any Licensed Product, or its manufacture, sale, other disposition or usage, is or may be covered by more than one Universal Display Patent licensed to Kyocera hereunder.

4.2.6 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Universal Display/Kyocera Confidential

4.2.7 Royalty Reports.  Within sixty (60) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within sixty (60) days following the end of the Term), Kyocera shall submit to Universal Display a written report, in English, that includes the following information (each, a “Royalty Report”): (a) a description of all Licensed Products sold or otherwise disposed of or used during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.] by Kyocera or its Affiliates; (b) gross amounts invoiced or received on account of Kyocera’s or its Affiliates’ sales, other disposition or usage of such Licensed Products; (c) Kyocera’s reasonably detailed calculation of the royalties due and owing to Universal Display on account of such sales, other disposition or usage of Licensed Products; and (d) such other information as Universal Display may reasonably request of Kyocera which is pertinent to a royalty accounting hereunder.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.3 Payment of Royalties.  Within sixty (60) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within sixty (60) days following the end of the Term), Kyocera shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold or otherwise disposed of or used during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.] by Kyocera or its Affiliates.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.4 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.5 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 5 Payment Terms; Audit Rights

5.1 Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Kyocera or any of its Affiliates.  Without limiting its other rights or remedies on account of any late payment, Universal Display may require Kyocera to pay

Universal Display/Kyocera Confidential

interest on any late payments.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.2 Payment Authorization and Associated Charges.  Kyocera shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees, taxes and other charges associated therewith.  If Kyocera believes that any income taxes imposed by any national, provincial or local government of relevant countries on amount payable to Universal Display hereunder will need to be withheld, Kyocera shall provide Universal Display with prompt written notice thereof.  Thereupon, the parties will cooperate in good faith and use their reasonable best efforts to promptly file for and obtain appropriate governmental exemptions that would eliminate the requirement for Kyocera to withhold such taxes.  If, notwithstanding these efforts, tax withholding is nonetheless required, [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

5.3 Currency Conversion and Restriction.  All royalties due hereunder based on Licensed Products sold or otherwise disposed of or used as consumable goods by Kyocera or its Affiliates outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in Japan quoted by an authorized foreign exchange bank on the last business day of the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] for which payment is being made.  All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts.  If at any time the legal restrictions of a country outside of the United States prevent Kyocera from paying Universal Display any amounts due hereunder, Universal Display may direct Kyocera to make such payment to Universal Display’s account in a bank or other depository of such country.

5.4 Records; Audit and Inspection.  Kyocera shall, and shall require its Affiliates to, keep accurate and complete financial and technical records with respect to the Licensed Products they manufacture, sell or use for three (3) years thereafter, as well as with respect to the royalties payable to Universal Display hereunder.  During the Term and for two (2) years thereafter, an independent certified public accountant selected by Universal Display and approved by Kyocera (such approval not to be unreasonably withheld), together with such technical support staff as such accountant reasonably deems necessary and approved by Kyocera (such approval not to be unreasonably withheld), shall have the right to audit such records and inspect such of Kyocera’s and its Affiliates’ materials, equipment and manufacturing processes as are reasonably necessary in order to verify Kyocera’s payment of all royalties due hereunder.  Universal Display shall give reasonable advance notice of any such audit or inspection to Kyocera, and such audit or inspection shall be conducted during Kyocera’s or its Affiliates’ normal business hours and in a manner that does not cause unreasonable disruption to Kyocera’s or its Affiliates’ conduct of their business.  The results of any such audit or inspection shall be deemed a Confidential Item of Kyocera and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights hereunder.  If the audit or inspection reveals that Kyocera has underpaid any royalties due to Universal Display, Kyocera shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date

Universal Display/Kyocera Confidential

5.5 payment was initially due.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Universal Display shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit or inspection hereunder; provided, however, that if the unpaid royalties exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the total royalties that should have been paid by Kyocera during the audited period, Kyocera shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.

Article 6 Confidentiality and Publicity

6.1 Obligations of Confidentiality and Non-Use.  Each party (the “Recipient”) shall handle and maintain all Confidential Items of the other party in accordance with the following terms and conditions:

6.1.1 Recipient shall not publish, disclose or otherwise disseminate any Confidential Items of the other party, except to such of Recipient’s employees and agents (and, in the case of Kyocera, to the employees and agents of its Affiliates) who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have had an obligation to handle and maintain such Confidential Items in accordance with the provisions of this Agreement or provisions substantially similar thereto.  Disclosure or dissemination of Confidential Items of the other party to additional persons or entities requires the prior written approval of such other party.

6.1.2 Recipient shall maintain all Confidential Items of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure of such Confidential Items.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Item in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.3 Recipient may copy Confidential Items of the other party only as is reasonably necessary for Recipient to accomplish the purposes of this Agreement.  Copying or reproduction of Confidential Items except as permitted herein is strictly prohibited.

6.1.4 Recipient shall not utilize or exploit any Confidential Items of the other party, or permit or assist others to utilize or exploit such Confidential Items, except as is reasonably necessary to accomplish the purposes of this Agreement.  Reverse engineering, disassembly or other methods designed to derive the composition, structure, method of manufacture or purity of Confidential Items is strictly prohibited.

6.1.5 Recipient shall not publish or otherwise disclose to third parties, including by referencing or including in any patent application, any test results or other information or data regarding Recipient’s evaluation or use of any Confidential Items of the other party without the other party’s prior written consent.

Universal Display/Kyocera Confidential

6.1.6 Promptly upon learning of any unauthorized use or disclosure of any Confidential Item of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Item.

6.1.7 Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Items of the other party, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Items for archival purposes only if permitted by the other party.  Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2 Definition of Confidential Items. As used herein, “Confidential Items” of a party are all trade secret, proprietary and confidential information and materials, in written, oral or electronic form, relating to such party’s or its licensors’, suppliers’ or business partners’ technologies, compounds, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure, or (b) orally disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Items” of a party shall not include any information or materials that:

6.2.1 are approved by such party in writing for release by Recipient without restriction;

6.2.2 Recipient can demonstrate by written records were previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.2.3 are publicly known as of the date of this Agreement, or become public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such items from or through Recipient;

6.2.4 are obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.2.5 are independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Items, as shown by competent written records.

6.3 Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Items of the other party to the extent required by applicable law, or

Universal Display/Kyocera Confidential

6.4 by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Items, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only those Confidential Items that are required to be disclosed and to ensure that the person or entity to whom such Confidential Items are disclosed agrees to keep them confidential.

6.5 Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Items of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.6 Universal Display’s Licensors.  Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton, USC, Michigan and Motorola; provided that in such case Universal Display shall cause such third-party licensors to have first agreed in writing to handle and maintain such items in accordance with the provisions of this Article 7, or provisions substantially similar thereto, and deliver one copy of such written agreement to Kyocera.

6.7 Confidentiality of this Agreement.  The terms of this Agreement and its existence shall be deemed Confidential Items of each party and treated as such by both parties unless otherwise stipulated in this Agreement.  Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.  In addition, either party may issue a press release or other public announcement describing the general nature of this Agreement upon prior agreement, or the parties may agree to issue such a release or announcement jointly.  However, it is expressly understood and agreed that no such release or public disclosure shall disclose any information about Kyocera’s expected or intended product launch strategy without Kyocera’s prior written consent.  Subject to the foregoing provisions of this paragraph, any such public disclosure of the specific financial terms or other provisions of this Agreement, or any other information regarding the relationship between the parties hereunder, shall require the other party’s prior written consent.

6.8 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 7 Representations and Warranties; Disclaimers and Limitations of Liability

7.1 Warranties by Both Parties.  Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

Universal Display/Kyocera Confidential

7.2 Further Warranty by Universal Display.  Universal Display additionally represents and warrants to Kyocera that Universal Display owns or has sufficient rights in the Universal Display Technology to grant the licenses granted to Kyocera hereunder.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

7.3 Further Warranty by Kyocera.  Kyocera additionally represents and warrants to Universal Display that [The confidential material contained herein has been omitted and has been separately filed with the Commission.] the pricing attributable OLED Module components is calculated in a manner similar to that used to calculate the pricing for non-OLED Module components.

7.4 Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.  In particular, Universal Display makes no representations or warranties that Kyocera will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties, and Kyocera shall be solely responsible for determining the rights it is required to obtain and for obtaining all such rights.

7.5 Required Disclaimer of Princeton, USC and Michigan.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE.  PRINCETON, USC AND MICHIGAN MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.6 Limitation on Certain Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing limitation shall not limit either party’s liability to the other party for: (a) any claims of bodily injury or damage to tangible property resulting from such party’s gross negligence or willful misconduct; (b) a breach of the provisions of Article 10.11 respecting the business continuity of Kyocera; (c) any unauthorized use of the other party’s materials or technology; (d) any infringement of the other party’s patents; or (e) any breach of the provisions of Article 7 respecting the other party’s Confidential Items.

7.7 Essential Part of the Bargain.  The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 8 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Universal Display/Kyocera Confidential

7.8 Term and Termination

7.9 Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue, unless terminated sooner as permitted hereunder, until the latter of the date of expiration of the last to expire of the Universal Display Patents.  Unless otherwise expressly agreed in writing by the parties, all licenses granted under this Agreement shall expire immediately upon any termination of this Agreement.

7.10 Termination for Breach.  Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within a reasonable period, not more than sixty (60) days, following written notice thereof by the terminating party.  Both parties agree to consult in good faith with each other prior to issuing any such notice of termination in order to determine whether there is a course of action beyond termination that is acceptable to both parties.

7.11 Termination for Challenge of Patents.  Universal Display may [The confidential material contained herein has been omitted and has been separately filed with the Commission.] on written notice if Kyocera or any of its Affiliates asserts or assists another in asserting, before any court, patent office or other governmental agency, that any of the Universal Display Patents are invalid or unenforceable, or should not be issued, granted, allowed or registered, and such action or assistance is not fully terminated within sixty (60) days following written notice thereof from Universal Display to Kyocera.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

7.12 Other Termination.  Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with ninety (90) days thereafter.

7.13 Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement:  (a) Sections 2.2-2.5, 3.3-3.5 and 4.1, and Articles 6 through 10; (b) any payment or reporting obligations of Kyocera respecting the sale or other disposition or usage of Licensed Products occurring prior to or in connection with such expiration or termination; and (c) any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.  Any termination of this Agreement shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including an action for the recovery of damages.

Article 8 Miscellaneous

8.1 Independent Contractors.  This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each party hereto shall act as an independent contractor, and

Universal Display/Kyocera Confidential

8.2 neither shall act as an agent of the other for any purpose.  Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

8.3 Force Majeure.  Neither party shall be in breach of this Agreement for any failure of performance caused by an event beyond its reasonable control and not due to its fault or negligence, but excluding any failure to pay monetary amounts due and owing.  In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration.  In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible.

8.4 Notices.  Any disclosures or notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon receipt of such disclosures or notices by the receiving party.  Such disclosure or notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using a recognized private courier, to each party at its address set forth below.  Either party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Royalty Reports and any other financial notices, to:

Universal Display Corporation	Kyocera Corporation
375 Phillips Boulevard	Head Office
Ewing, New Jersey 08618	6 Takeda Tobadono-cho
Fushimi-ku, Kyoto 612-8501, Japan

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

All other notices and communications:

[same as above]                                                                                     [same as above]

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

8.5 Non-Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety and on written notice to the other, to a successor in interest to all or substantially all of such party’s business to which this Agreement relates, whether by merger, acquisition or otherwise.  Notwithstanding the foregoing, Kyocera may not assign or transfer this Agreement to a third party with whom Universal Display is then-engaged in litigation or other formal adversarial or dispute resolution proceedings respecting the Universal Display Patents.  Should Kyocera assign or transfer this Agreement, whether by merger, acquisition or otherwise, to a third party with an existing OLED business, or should Kyocera acquire the existing OLED business of any third party, the license rights granted to Kyocera under this Agreement shall not extend to any current or future products of such third party’s OLED business unless expressly agreed to by Universal

Universal Display/Kyocera Confidential

8.6 Display in writing.  Moreover, should Universal Display have already entered into a similar license agreement with the third party at the time of such assignment, transfer or acquisition, there shall be no reduction of the payment or other obligations of Kyocera under this Agreement as they pertain to products of Kyocera’s OLED business, or of such third party under its similar license agreement as they pertain to products of the third party’s OLED business, unless expressly agreed to by Universal Display in writing.  Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

8.7 Equitable Relief.  In the event of a party’s actual or reasonably anticipated infringement of the other party’s patents, unauthorized use of the other party’s proprietary materials or information; or breach of the provisions of Article 7 respecting the other party’s Confidential Items, the other party may seek to obtain such injunctions, order and decrees as may be necessary to restrain such activity, without the necessity of proving actual damages and without posting any bond or other security.  Such injunctive relief shall be in addition to any other rights or remedies available to the other party under this Agreement, at law or in equity.

8.8 Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, U.S.A., without respect to its rules on the conflict of laws.

8.9 Severability.  In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such term other term(s) that are permitted by applicable law and that will most fully realize the intent of the parties as expressed in this Agreement.

8.10 No Waivers.  The failure of either party to enforce, or any delay in enforcing, any right, power or remedy that such party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other party from any obligations under this Agreement, except by a written document signed by the party against whom such waiver or release is sought to be enforced.

8.11 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the parties respecting the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings between the parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both parties.

8.12 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13 Business Continuity.  In order to facilitate Kyocera’s business continuity, Universal Display shall not assign, transfer or otherwise dispose of its interest in any Universal Display Patents licensed hereunder, even by merger, acquisition or otherwise, without first obtaining

Universal Display/Kyocera Confidential

8.14 from the assignee, transferee or other person or entity obtaining such interest, a written acknowledgment of the obligations of Universal Display and rights of Kyocera under this Agreement, and a written agreement to assume and abide by the terms and conditions of this Agreement.

Article 9 Effective Date

Except for the provisions of this Article 11, this Agreement shall become effective only when Kyocera gives a written notice to Universal Display on or before December 31, 2008, [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Kyocera Corporation	Universal Display Corporation

By: /s/ Yasushi Matsumura	By: /s/ Steven V. Abramson

Name: Yasushi Matsumura	Name: Steven V. Abramson

Title: Executive Officer	Title: President
General Manager, Corporate Display Group

Date: July 23, 2008	Date: July 28, 2008

Universal Display/Kyocera Confidential

Exhibit A

Universal Display Patents

[Separately attached hereto.]

Universal Display/Kyocera Confidential

Exhibit B

Fees and Royalty Rates

Upfront Fee:  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

The Upfront Fee shall be paid to Universal Display within thirty (30) days following the Effective Date of the Agreement.

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Running Royalty Rate:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Universal Display/Kyocera Confidential